Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES UPDATED OPERATING COST ESTIMATE AND PROJECT ECONOMICS FOR MT. HOPE PROJECT

LAKEWOOD, COLORADO — December 5, 2013, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration and mining company, announced an updated operating cost estimate and project economics for the Mt. Hope Project in Eureka County, Nevada.

Bruce D. Hansen, Chief Executive Officer of General Moly, said, “We have enhanced the granularity of our mine plan and demonstrated the attractive economics and robust case for the construction and operation of the Mt. Hope Project.  Given the ongoing due diligence supporting our financing efforts, we were eager to update the mine plan and project economics from our prior estimates.”

Mr. Hansen added, “While we predictably, and like most industry players, saw some measure of operating cost escalation, we believe this update compares favorably to industry trends, and note that the Mt. Hope Project remains well positioned within the lower quartile of the cost curve for primary molybdenum development projects and existing primary molybdenum operations. Further, we feel that the Mt. Hope Project remains the world’s best large scale, low cost, fully permitted and construction ready primary molybdenum development project. Given the cost structure of the industry along with growth demand potential, we feel the molybdenum price will continue to improve in the coming years to a more sustainable long term level.”

Mr. Hansen concluded, “After completing this exhaustive analysis, we are very comfortable that our mine plan robustly supports ongoing financing related due-diligence efforts. In addition, we are continuing to evaluate optimization scenarios focused on the high grade core of the deposit to develop a plan option which is targeted at further improving positive annual cash flow for up to 15 consecutive production years, even at today’s depressed molybdenum prices.”

MT. HOPE PROJECT OPERATIONAL COST ESTIMATE AND PROJECT ECONOMICS

The Company reviewed forecasted operating costs for the Mt. Hope Project, based on current labor rates and input commodity prices. Direct operating costs for the Mt. Hope Project over the first full five years of operation are anticipated to average $6.28 per pound, and Costs Applicable to Sales (CAS) are anticipated to average $7.00 per pound, including anticipated royalty payments calculated at $15.00 per pound of molybdenum, which the Company regards as a sustainable long-term price. A table reflecting direct operating costs and CAS per pound follows for the mine plan.

Period	Direct Operating Cost, US$/lb(1),(3)	Cost Applicable to Sales, US$/lb(1),(2),(3)	Average Annual Production, Million lb(3)
First Full 5 Years of Mining	$6.28	$7.00	40.1
First Full 10 Years of Mining	$6.86	$7.62	37.2
All Years of Mining (34 years)	$7.76	$8.56	31.9
All Years of Milling (41 years)	$7.90	$8.70	28.9

(1) Calculated at $90 per barrel oil equivalent energy prices

(2) Calculated assuming royalty payments based on $15.00 per pound of molybdenum

(3) On a 100% basis

Reconciliation between Direct Operating Costs, a non-GAAP measure, and Costs Applicable to Sales (CAS), a GAAP measure, is provided in the table below.

Costs Applicable to Sales (CAS) Reconciliation for First Five Full Years

Direct Operating Cost	$6.28
Royalties(1)	$0.72
Cost Applicable to Sales	$7.00

(1) Royalty payments are a function of assumed molybdenum prices realized. Please see the Company’s Form 10-K on file with the Securities and Exchange Commission for additional detail

On a look forward basis, economics for General Moly’s 80% ownership in the Mt. Hope Project, at a $15.00 per pound flat long-term molybdenum price, anticipates an after-tax Net Present Value (NPV), discounted at 8%, to be $707 million and an internal rate of return (IRR) of 17.6%. General Moly’s 80% ownership in the Mt. Hope Project, which includes the impact of off-takes, other contractual agreements and specific working capital assumptions, equates to $7.72 per current outstanding share. For every $1 change in the molybdenum price between $10 and $20 per pound, the after-tax NPV of the Mt. Hope Project changes by approximately $190 million. The Mt. Hope Project is NPV breakeven at an approximate $11.15 per pound molybdenum price and undiscounted cash flow breakeven (going forward excluding sunk capital as of October 2013) at approximately $9.75 per pound molybdenum price.

Metal Price After-Tax Sensitivity Analysis

Molybdenum Price US$/lb	General Moly NPV at 8%, $million	General Moly IRR
$12.50	$237	11.7%
$15.00	$707	17.6%
$17.50	$1,195	23.0%

On a look-forward 100% basis, economics for the Mt. Hope Project, at a $15.00 per pound flat long-term molybdenum price, anticipates an after-tax NPV, discounted at 8%, to be $953 million and generates an IRR of 19.1%.  For every $1 change in the molybdenum price between $10 and $20 per pound, the after-tax NPV of the Mt. Hope Project changes by approximately $270 million. The Mt. Hope Project is NPV breakeven at an approximate $11.50 per pound molybdenum price and undiscounted cash flow breakeven (going forward excluding sunk capital as of October 2013) at approximately $10.00 per pound molybdenum price.

The Company now estimates the go-forward capital required for the Mt. Hope Project, based on 65% completed engineering, to be approximately $1,050 million, of which the Company’s 80% capital requirement is $840 million. As of September 30, 2013, total Mt. Hope Project inception-to-date spend was $260 million. The only significant increase from the capital cost estimate reported in August 2012 is an additional $20 million for supplementary pre-production stripping to deliver adequate ore to the mill and an additional $22 million in escalation.

REPLACEMENT FOR RECENTLY EXPIRED UNIVERSAL REGISTRATION STATEMENT

On December 5, 2013, the Company filed its $500 million universal Registration Statement, renewing a previously-filed $500 million Registration Statement that expired in late November 2013. Although the Company has no immediate intentions to undertake an offering of debt, equity or other securities, maintaining an effective shelf registration statement provides additional future flexibility if it decides to access the capital markets, and also registers the resale of shares issued through the Hanlong and Aperam transactions, and through outstanding warrant exercises. The Registration Statement has not yet been declared effective by the Securities and Exchange Commission.

The Company anticipates filing a National Instrument 43-101 Technical Report on SEDAR relating to the Mt. Hope Project on or before January 19, 2014, 45 days from the date of this announcement. The scientific and technical information contained in this news release has been approved and verified by Conrad E. Huss, P.E., Senior Vice President and Chairman of the Board for M3 Engineering & Technology Corp. for matters relating to milling production, costs and overall economics, and John M. Marek, P.E., President of Independent Mining Consultants Inc., for matters relating to mining production and associated costs.  Both are Qualified Persons for the purposes of National Instrument 43-101.

* * * *

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second project, the Liberty Project, a molybdenum and copper property also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media - Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain  required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including an appeal of the Record of Decision appeal of water permits and estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.